NEWS RELEASE



              COMDISCO MAKES INITIAL DISTRIBUTION TO STAKEHOLDERS

 Creditors To Receive Cash Equal to Approximately 55% of Their Allowed Claims

          Issues Approximately 4.2 Million Shares of New Common Stock

   Contingent Distribution Rights to be Issued to Former Common Stockholders


October 1, 2002: Comdisco Holding Company, Inc., (OTC:CDCO) announced that yesterday it commenced its initial distribution to holders of allowed claims, as outlined in its First Amended Joint Plan of Reorganization, which became effective on August 12, 2002. Additionally, Comdisco said it established a disputed claims reserve for holders of claims that are currently disputed, but may subsequently be allowed in full or in part. In connection with the initial distribution, the company allowed claims for Class C-4 general unsecured creditors in the amount of $3.628 billion and the disputed claims reserve has been established at $450 million.

As discussed in the Plan, Comdisco issued Senior Notes due 2004 in the face amount of $400 million with a variable interest rate equal to the three month LIBOR plus 3 percent and Subordinated Payment-in-Kind (PIK) Notes due 2005 in the face amount of $650 million with a fixed interest rate of 11 percent. Comdisco also issued approximately 4.2 million shares of new common stock to be distributed in accordance with the Plan. In addition, the cash to be distributed totals approximately $2.2 billion.

In the initial distribution, allowed general unsecured creditors will receive cash equal to approximately 55 percent of their allowed claims, and pro-rata shares of the Senior Notes, PIK Notes, and new common stock. Distributions to holders of claims that are disputed have been funded into a disputed claims reserve based on Court approved estimates for further distribution as and when their claims are resolved. Holders of convenience claims will be paid in cash at the rate of 89.8 percent of the ultimate allowed amount of their claims.

The company anticipates that the new common stock will be traded on the NASDAQ OTC under the symbol CDCO.

Comdisco is required to make further distributions on a quarterly basis pursuant to the Plan. It may make distributions more frequently, if appropriate. The company also currently anticipates making a significant optional redemption on the Senior Notes before the end of calendar year 2002.

Comdisco's old common stock was cancelled on August 12, 2002. Former common shareholders are entitled to distributions of contingent distribution rights
(CDRs) under the Plan. In order to be eligible to receive any distribution of CDRs, former common shareholders must properly complete a transmittal form and surrender all shares of old common stock to Mellon Investors Services LLC prior to August 12, 2003. Transmittal forms and information packages describing the procedures for exchanging old common stock certificates for the CDRs are being mailed this week to holders of the old common stock. For additional information concerning the CDRs, please refer to the Plan and the Form 8-A filed with the Securities & Exchange Commission by Comdisco on August 12, 2002.

The company anticipates that the CDRs will trade on the NASDAQ:OTC under the symbol CDCJ.

Wells Fargo Bank will serve as the disbursing agent for all distributions, except for those to former common stockholders. Mellon Investor Services will serve as disbursing agent for distributions to former common stockholders.

Comdisco's Plan calls for an orderly runoff or sale of the company's remaining assets, which is expected to be completed by the end of fiscal year 2004.

About Comdisco
The purpose of reorganized Comdisco is to sell, collect or otherwise reduce to money the remaining assets of the corporation in an orderly manner. Rosemont, IL-based Comdisco (www.comdisco.com) provided equipment leasing and technology services to help its customers maximize technology functionality and predictability, while freeing them from the complexity of managing their technology. Through its Ventures division, Comdisco provided equipment leasing and other financing and services to venture capital backed companies.


Safe Harbor
The foregoing contains forward-looking statements regarding Comdisco. They reflect the company's current views with respect to current events and financial performance, are subject to many risks, uncertainties and factors relating to the company's operations and business environment which may cause the actual results of the company to be materially different from any future results, express or implied by such forward-looking statements. The company intends that such forward-looking statements be subject to the Safe Harbor created by Section 27(a) of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. The words and phrases "expect," "estimate," and "anticipate" and similar expressions identify forward-looking statements. Certain factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: Adjustments arising in the course of completing the analysis of information with respect to the review of the company's businesses and evaluation of impairment charges; continuing volatility in the equity markets, which can affect the availability of credit and other funding sources to the high technology sector companies in the Ventures portfolio, resulting in the inability of those companies to satisfy their obligations in a timely manner and an increase in bad debt experience beyond current reserves; continued consolidation in the telecommunications industry and curtailment of the growth plans of the remaining companies in that sector, which could result in fewer buyers and reduced prices for available Prism assets, and a further reduction in the proceeds actually received from the sale of those assets compared to prior estimates and an increase in the losses associated with the discontinued operation. Other risk factors are listed from time to time in the company's SEC reports, including, but not limited to, the report on Form 10-Q for the quarter ended June 30, 2002. Comdisco disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.



Contacts:
Mary Moster                               Fred Spar or Jeremy Fielding
(847) 518-5147                            Kekst and Company
mcmoster@comdisco.com                     (212) 521-4800

Disbursing Agents:
Wells Fargo Bank, 612-316-2335 (All disbursements except to former common stockholders) Mellon Investor Services, 800-621-9609 (Disbursements to former common stockholders)